Exhibit 4.18

BOARD NOMINATION AGREEMENT

This BOARD NOMINATION AGREEMENT (this “Agreement”) dated as of July 23, 2024, is by and among Value Base Fund Limited Partnership, Value Base Fund Invest 1, Limited Partnership and Value Base Ltd. (collectively “Value Base”) and Valens Semiconductor Ltd. (the “Company”).

WHEREAS, Value Base currently owns 19,477,830 of the ordinary shares, no par value per ordinary share, of the Company (the “Ordinary Shares”), which represents approximately 18.51% of the issued and outstanding Ordinary Shares of the Company, making Value Base the largest shareholder of the Company;

WHEREAS, the Company and Value Base have determined to come to an agreement regarding the appointment of Tal Yaacobi (the “Designee”) to the Company’s Board of Directors (the “Board”) as a Class I director and to the subsequent nomination of the Designee at the Company’s 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”) and certain other matters as set forth herein.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Nomination of Designee.

(a) Subject to paragraph (b) below, the Board shall appoint the Designee, with effect no later than August 8, 2024, to serve as (i) a Class I director, and (ii) member of the Nominating, Governance and Sustainability Committee. In addition, the Company shall include the Designee as a nominee to the Board on the slate of nominees recommended by the Board in the Company’s proxy statement and on its proxy card relating to the 2025 Annual Meeting. Without derogating from any other provision of this Agreement, Value Base shall have the right to propose only one (1) Designee to the Board for as long as this Agreement is in effect.

(b) On the date hereof, the Designee shall qualify as “independent” pursuant to the independence requirements of the New York Stock Exchange (based on Company’s customary D&O questionnaire and director’s declaration) and, at all times while serving as a member of the Board, the Designee shall (i) comply with all policies and procedures applicable to all Board members, and (ii) qualify to serve as a director in a public company under applicable U.S. and Israeli law. The Designee shall not be a U.S. citizen and shall qualify as “independent” pursuant to the independence requirements of the New York Stock Exchange for as long as he serves on a committee of the Company.

(c) Notwithstanding anything to the contrary in this Agreement, the Company’s obligations hereunder shall terminate immediately, and the Company shall have no further obligation under this Section 1, if: i) Value Base and its Affiliates (as defined below), collectively, cease to beneficially own at least 5% of the Ordinary Shares then outstanding; ii) the Designee fails to satisfy the conditions set forth in clauses (i) and (ii) of Section 1(b) above, iii) Value Base or the Designee otherwise ceases to comply with or has breached any of the material terms of this Agreement (assuming for this purpose that the Designee is a party to this Agreement); or (iv) in the event of the closing of a Change of Control event.

“Change of Control” means a transaction (including any merger, consolidation, share issuance, share purchase, share exchange, reorganization, liquidation or dissolution) after which (a) the holders of voting securities of the Company immediately prior to such transaction hold less than a majority of the combined voting power of the then-outstanding securities of the Company (or relevant successor parent entity) and (b) a person or an entity holds at least 50% of the voting rights in the Company’s general shareholders meeting.

2. Standstill.

(a) Value Base agrees that, during the Standstill Period (as defined below) (unless specifically requested in writing by the Company, acting through a resolution of a majority of the Company’s directors not including the Designee), it shall not, and shall cause each of its Affiliates (as such term is defined in Rule 12b-2 promulgated by the Securities and Exchange Commission (“SEC”) under the Exchange Act of 1934 (the “Exchange Act”)) (collectively, with Value Base, and individually, the “Value Base Affiliates”), not to, directly or indirectly, in any manner, alone or in concert with others:

(i) acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of ownership interests of another person, by joining a partnership, limited partnership, syndicate or other group, through swap or hedging transactions or otherwise, any securities of the Company or any rights decoupled from the underlying securities of the Company that would result in Value Base (together with the Value Base Affiliates) owning, controlling or otherwise having any beneficial or other ownership interest in excess of 24.99% of the Ordinary Shares outstanding at such time; provided that this covenant shall not be deemed to be breached if Value Base holdings were in access of 24.99% as a result of transactions or actions that Value Base were not a party thereto;

(ii) make, engage in, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv) of the Exchange Act) or consents to vote or advise, encourage or influence any person with respect to the voting of any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities for the election of individuals to the Board, or become a “participant” in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined or used under the Exchange Act), in each case, if such solicitation or actions are inconsistent with Sections 2(a)(iii) or 2(c) herein. It is clarified that Value Base and the Designee shall be free to engage in any discussions, solicitation or any other actions related to plans, proposals or actions that are not related to the matters explicitly set forth in Sections 2(a)(iii) or 2(c) herein.

(iii) seek representation on, or nominate any candidate affiliated with Value Base to the Board, except as set forth herein, and limited to one (1) Designee (but, subject to the provisions of this Agreement, will be able to propose and act to nominate qualified non-affiliated Board members);

(b) Value Base acknowledges and agrees that Value Base and the Value Base Affiliates shall not seek to do indirectly through the Designee anything that would be prohibited if done by Value Base or the Value Base Affiliates, and that any failure to comply with the terms of this Agreement applicable to the Designee shall be deemed to be a failure to so comply by Value Base.

(c) Notwithstanding the Designee’s votes as a member of the Board or a member of the Nominating, Governance and Sustainability Committee, Value Base as a shareholder undertakes to vote all of the Ordinary Shares then held by Value Base (X) (i) in the annual meeting of shareholders to be held in 2024, in favor of the entire class of candidates that is supported by a majority of the board of the Company, and against any other candidates not supported by a majority of the board of the Company, (ii) in the annual meeting of shareholders to be held in 2025, in favor of at least two members of the class of candidates that are supported by a majority of the board of the Company (i.e., Value Base may object to only one candidate) and against all other candidates not supported by a majority of the board of the Company (but one such nominee), and (iii) in the annual meeting of shareholders to be held in 2026, in favor of at least one member of the class of candidate nominated that is supported by a majority of the board of the Company (i.e., Value Base may object to two candidates) and against all other candidates not supported by a majority of the board of the Company (but two such nominees) and (Y) against any shareholder proposal that results in an increase or decrease to the size of the Board as set in accordance with the Articles of Association of the Company, provided however that if Value Base shall not vote in accordance with the provisions of this Section 2(c), the Designee shall resign from the Board, and Value Base agrees to cause the Designee to resign from the Board if the Designee fails to do so.

(d) For purposes of this Agreement the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(e) For purposes of this Agreement the term “Standstill Period” means the period commencing on the date hereof and ending on the earlier of (i) the conclusion of the Annual Meeting of shareholders of the Company to be held during the calendar year 2026, or (ii) the resignation or cessation of the directorship of the Designee.

3. Representations of Value Base. Value Base represents and warrants to the Company as follows: b) Value Base is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; c) this Agreement has been duly and validly authorized, executed and delivered by Value Base, constitutes a valid and binding obligation and agreement of Value Base and is enforceable against Value Base in accordance with its terms; and d) Value Base, together with the Value Base Affiliates, beneficially own, directly or indirectly, an aggregate of 19,477,830 Ordinary Shares and such Ordinary Shares constitute all of the Ordinary Shares beneficially owned by Value Base and the Value Base Affiliates or in which Value Base or the Value Base Affiliates have any interest or right to acquire or vote, whether through derivative securities, voting agreements or otherwise.

4. Public Announcement.

(a) Value Base and the Company shall announce this Agreement by means of a joint press release in the form attached hereto as Exhibit B (the “Press Release”) as soon as practicable following the execution and delivery of this Agreement.

(b) The parties shall mutually agree to a summary description of this Agreement which shall be used to describe this Agreement in both the Company’s Form 6-K and Value Base’s Schedule 13D (which shall be filed following or concurrently with the Press Release).  Value Base and Value Base Affiliates shall provide the Company with a reasonable opportunity to review and comment upon the Schedule 13D prior to filing, and shall consider in good faith any changes proposed by the Company.

5. Miscellaneous.  The parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that such damage would not be adequately compensable in monetary damages. Accordingly, the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement, to enforce specifically the terms and provisions of this Agreement exclusively in the competent court in the District of Tel Aviv, Israel, and to require the resignation of the Designee from the Board in accordance with Section 2(c), in addition to any other remedies at law or in equity.  Furthermore, each of the parties hereto e) consents to submit itself to the personal jurisdiction of the competent court in the District of Tel Aviv, Israel in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, f) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, g) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than such competent court in the District of Tel Aviv, Israel, and each of the parties irrevocably waives the right to trial by jury, and h) each of the parties irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address set forth in Section 11 hereof or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF ISRAEL APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO ANY CONFLICT OR CHOICE OF LAW PRINCIPLES THAT MAY RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

6. Entire Agreement; Amendment. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may be amended only by an agreement in writing executed by the parties hereto, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party against whom such waiver or consent is to be effective. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

7. Notices.  All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, when actually received during normal business hours at the address specified in this subsection:

if to the Company:

Valens Semiconductor Ltd.

8 Hanagar St. POB 7152

Hod Hasharon 4501309

Israel

Attention: General Counsel

With a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Michael Kaplan

Brian Wolfe

Meitar | Law Offices

16 Abba Hillel Road

Ramat Gan 52506, Israel

Attention: Elad Ziv

Dr. Shachar Hadar

if to Value Base:

Value Base Fund Limited Partnership AND Value Base Fund Invest 1, Limited Partnership

23 Yehuda Halevi St.,

Tel-Aviv 6513601, Israel.

Attention: Tal Yaacobi & Tsahy Alon

With a copy (which shall not constitute notice) to:

Herzog, Fox & Neeman

Herzog Tower

6 Yitshak Sade Street

Tel Aviv 6777508

Attention: Nir Dash & Ron Ben-Menachem

8. Severability.  If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

9. Counterparts.  This Agreement may be executed in two or more counterparts either manually or by electronic or digital signature (including by email transmission), each of which shall be deemed to be an original and all of which together shall constitute a single binding agreement on the parties, notwithstanding that not all parties are signatories to the same counterpart.

10. No Third Party Beneficiaries; Assignment. This Agreement is solely for the benefit of the parties hereto and is not binding upon or enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void. Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party.

11. Interpretation and Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

[SIGNATURES PAGE FOLLOWS]

VALENS SEMICONDUCTOR, LTD.

/s/ Gideon Ben-Zvi

VALUE BASE LTD.

/s/ Ido Nouberger /s/ Victor Shamrich

VALUE BASE FUND LIMITED PARTNERSHIP

/s/ Ido Nouberger /s/ Victor Shamrich

VALUE BASE FUND INVEST 1, LIMITED PARTNERSHIP

/s/ Ido Nouberger /s/ Victor Shamrich